Exhibit 99.1

      The J. M. Smucker Company Announces Record Second Quarter Results

 Significant Increases in Sales and Earnings Due to Acquisition of Multifoods
     New Products Contribute to a Strong Quarter for the Pillsbury Brand
                Company Confirms its Fiscal Year 2005 Outlook

    ORRVILLE, Ohio, Nov. 19 /PRNewswire-FirstCall/ -- The J. M. Smucker
Company (NYSE: SJM) today announced results for its second quarter ended October 31, 2004, of its 2005 fiscal year. The results include a full quarter of operations of International Multifoods Corporation (Multifoods), which was acquired on June 18, 2004.
    During the second quarter of 2005, the Company sold its Brazilian operations, Smucker do Brasil Ltda. to Cargill, Incorporated. As previously announced, the Company sold its Australian based Henry Jones Foods business in the first quarter of 2005 and is planning to divest the U.S. foodservice business acquired as part of the Multifoods transaction. Results of these three businesses are reported as discontinued operations and all prior periods have been restated.

    Second Quarter Results
    Company sales were $588.9 million for the second quarter of fiscal 2005, up 57 percent compared to $374.2 million in the second quarter of 2004. The acquired Multifoods businesses contributed $209.2 million to sales in the second quarter of 2005. In the Company's existing business, increased sales of branded products were partially offset by declines in the oils business and the impact of planned sales rationalization. Income from continuing operations was $40.7 million, an increase of 24 percent over $32.7 million in last year's second quarter. Earnings per diluted share from continuing operations for the second quarter of 2005 were $0.69, compared to $0.65 last year.
    Improved margins on the Company's existing business and the addition of Multifoods were the primary causes for the earnings increase. These increases were partially offset by higher raw material costs, start-up costs at the Company's new Uncrustables(R) facility in Scottsville, Kentucky, and an increase in interest expense. Income from continuing operations for the second quarter of 2005 included pretax merger and integration costs of $4.0 million or $0.04 per diluted share and restructuring charges of $1.8 million or $0.02 per diluted share. Income from continuing operations for the second quarter of 2004 included restructuring charges of $3.1 million or $0.04 per diluted share. Excluding these costs, the Company's income from continuing operations was up 28 percent and earnings per diluted share would have been $0.75 and $0.69, in the second quarter of 2005 and 2004, respectively, an increase of nine percent.
    "The performance of our brands was strong and exceeded our expectations for the quarter," said Tim Smucker, chairman and co-chief executive officer. "Sales for the Smucker's(R) and Jif(R) brands increased, and Pillsbury(R), with an exciting array of new products, performed well during the initial phase of the important Fall Bake period. We are already starting to see the benefits of our investments behind our newly acquired brands and are encouraged by the early results. The integration of the business remains on-track and we look forward to further opportunities as we complete the process."
    Net income for the second quarter of 2005 was up 19 percent to $38.0 million or $0.65 per diluted share, compared to last year's second quarter net income of $32.1 million or $0.64 per diluted share. Included in this quarter's net income was a loss from discontinued operations of $2.7 million or $0.04 per diluted share, which includes a pretax loss of $5.7 million on the Company's sale of its Brazilian operations. Loss from discontinued operations was $0.7 million or $0.01 per diluted share last year.

    Six-Month Results
    Sales for the six-month period ended October 31, 2004, were up 41 percent to $1,002.2 million compared to $713.3 million for the first six months of fiscal 2004. The acquired Multifoods businesses contributed $284.5 million to sales in the first six months of 2005.
    Income from continuing operations for the first six months of 2005 was $68.2 million, or $1.20 per diluted share, compared to $59.1 million, or $1.18 per diluted share last year. Income from continuing operations for the first six months of 2005 included pretax merger and integration costs of $6.7 million or $0.08 per diluted share and restructuring charges of $4.8 million or $0.05 per diluted share. Income from continuing operations for the first six months of 2004 included restructuring charges of $6.3 million or $0.08 per diluted share. Excluding these merger and integration and restructuring costs in the first six months of 2005 and 2004, the Company's earnings per diluted share from continuing operations would have been $1.33 and $1.26, respectively.
    Net income for the first six months of 2005 was $70.9 million or $1.25 per diluted share, compared to $57.9 million or $1.15 per diluted share in the first six months of last year. Included in net income for the first six months of 2005 was income from discontinued operations of $2.7 million or $0.05 per diluted share. Loss from discontinued operations for the first six months of 2004 was $1.2 million or $0.03 per diluted share.
    The Company uses earnings from continuing operations, excluding restructuring and merger and integration costs, as a key performance measure of results of operations for purposes of evaluating performance internally. These non-GAAP measurements are not intended to replace the presentation of financial results in accordance with GAAP. Rather, management believes the presentation of results excluding such charges offers additional information to investors to facilitate the comparison of past and present operations and provides a more comprehensive understanding of the financial results. A reconciliation of non-GAAP measures to earnings from continuing operations for the current quarter and six-month period is included in the "Financial Highlights" table.

    Scottsville Plant
    During the first quarter of 2005, the Company commenced operations of its Uncrustables facility in Scottsville, Kentucky. As previously announced, the new facility has experienced a longer ramp-up schedule than originally anticipated although improvements were realized in the operations during the second quarter as throughput rates continued to increase. The Company incurred approximately $3.3 million or $0.04 per diluted share in costs associated with the start-up during the second quarter of 2005 and $6.1 million or $0.07 per diluted share during the first six months of 2005. These costs consist primarily of additional labor, materials, and under-absorbed overhead. The Company expects to incur additional start-up costs for the year of approximately $10 million.
    "We have made good progress during the second quarter," commented Richard Smucker, president, co-chief executive officer, and chief financial officer. "The number of sandwiches produced per minute, which is a key metric for us, has increased significantly since the end of the first quarter. We are encouraged by our progress and continue to remain enthusiastic about Uncrustables as a growth platform for years to come."

    Margins
    Operating income in the second quarter of 2005 increased 29 percent from the second quarter last year, primarily due to the revenue growth contributed by Multifoods. As expected, operating margin decreased from 14.1 percent in the second quarter of 2004 to 11.6 percent in the second quarter of 2005. The decline was primarily due to the decrease in gross margin, which was partially offset by an improvement in selling, distribution, and administrative (SD&A) expenses as a percentage of sales. The Company's gross margin decreased from
35.5 percent in the second quarter of last year to 32.1 percent in the second quarter of this year, due primarily to the impact of the Multifoods businesses, which currently earns a lower margin than the Company's base business. Higher commodity costs also impacted gross margin.
    SD&A expenses as a percentage of sales declined from 21.1 percent in the second quarter of 2004 to 19.6 percent in the current quarter. Despite this decrease in SD&A as a percentage of sales, marketing and selling expenses increased 39 percent due to support of the Multifoods' brands. An increase in employee benefit costs and ongoing administrative expenses being incurred at the former Multifoods' headquarters in Minnesota contributed to the overall dollar increase in SD&A. For the first six months of 2005, SD&A as a percentage of sales declined from 21.5 percent to 20.6 percent.
    Year-to-date operating income increased $20.9 million or 22 percent over last year and operating margin declined from 13.4 percent to 11.6 percent.
    Interest expense increased from $1.6 million in the second quarter of 2004 to $5.8 million in the second quarter of 2005, and from $3.5 million for the first six months of 2004 to $10.2 million in the first six months of 2005, as a result of an increase in the Company's debt outstanding associated with the acquisition of Multifoods.

    Segment Performance

    U.S. Retail Market
    The U.S. retail market segment is comprised of the Company's consumer and consumer oils and baking business areas. This segment represents the domestic sales of Smucker's, Jif, Crisco(R), Pillsbury, Hungry Jack(R), Martha White(R), and Pet(R) branded products to retail customers.
    Sales in the U.S. retail market segment for the second quarter of 2005 were $410.4 million, compared to $281.7 million in the second quarter of 2004, an increase of 46 percent. The Multifoods' brands contributed $126.4 million of the segment's sales in the quarter. Sales in first six months of 2005 were $698.5 million compared to $529.9 million last year, an increase of 32 percent. The Multifoods' brands contributed $166.0 million of sales for the first six months of 2005.
    During the second quarter of 2005, sales in the consumer area increased 17 percent over the second quarter of last year, driven by the addition of Hungry Jack, growth in the Smucker's and Jif brands, and continued growth of Uncrustables in the retail channel. In the consumer oils and baking area, sales nearly doubled in the second quarter of 2005 compared to 2004, due to the addition of the Pillsbury, Martha White, and Pet brands. Crisco branded sales in retail were down approximately six percent for the quarter, as the oils category remains very competitive.

    Special Markets
    The special markets segment is comprised of the international, foodservice, beverage, industrial, and Canada strategic business areas. The Canadian business acquired from Multifoods has been combined with the Company's previous Canadian business to form the new Canada business area.
    Sales in the special markets segment were $178.5 million in the second quarter of 2005, compared to $92.5 million for the second quarter of 2004. Multifoods contributed $82.8 million of the segment's sales in the quarter. All business areas were up with the exception of the industrial business. Key contributors included the beverage business and the foodservice portion control business. Excluding the contribution from Multifoods and planned declines in the industrial and international businesses, sales in the special markets segment increased eight percent in the second quarter of 2005 compared to the second quarter of last year.

    Industrial sales were down seven percent in the second quarter of 2005 compared to the prior year's second quarter. The decrease in the industrial area was due to the final phase of the Company's plan to exit low margin contracts. Approximately $2.7 million and $6.1 million in sales of now discontinued business were included in last year's second quarter and first six months, respectively.
    Sales for the first six months of 2005 in the special markets segment were $303.7 million compared to $183.4 million last year. Multifoods contributed $118.5 million in sales for the first six months of 2005. Excluding the Multifoods sales and planned declines in the industrial and international businesses, special markets increased six percent in the first six months of 2005 compared to the first six months of last year.

    Outlook for Fiscal 2005
    The Company confirmed its objective to increase its 2005 diluted earnings per share from continuing operations by its long-term growth goal of eight percent. This equates to an earnings growth rate of approximately 24 percent in 2005. An increase of approximately eight million shares outstanding resulting from the Multifoods acquisition accounts for the difference in these growth rates. This earnings goal excludes the impacts of restructuring, merger and integration costs, and gains and losses on sales of assets.

    Conference Call
    The Company will conduct an earnings conference call and webcast on Friday, November 19, 2004, at 8:30 a.m. E.T. The webcast can be accessed from the Company's website at www.smuckers.com . For those unable to listen to the webcast, a replay will be available following the call and can be accessed by calling (888) 203-1112 in the United States or (719) 457-0820 internationally and entering replay pass code 808255. The audio replay will be available until Friday, November 26, 2004, at 11:59 p.m. E.T.

    About The J. M. Smucker Company
    The J. M. Smucker Company ( www.smuckers.com ) was founded in 1897 when the Company's namesake and founder sold his first product -- apple butter -- from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker's(R), Jif(R), and Crisco(R). In June 2004, the Company expanded its family of products to include such brands as Pillsbury(R) baking mixes and ready-to-spread frostings; Hungry Jack(R) pancake mixes, syrups and potato side dishes; and Martha White(R) baking mixes and ingredients in the U.S., along with Robin Hood(R) flour and baking mixes and Bick's(R) pickles and condiments in Canada. For over 107 years, The J. M. Smucker Company has been headquartered in Orrville, Ohio, and has been family run for four generations. The J. M. Smucker Company was recognized as the top company in FORTUNE Magazine's 2003 annual survey of The 100 Best Companies to Work For and has ranked consistently in the top 25 companies each year since FORTUNE began the list in 1998. The J. M. Smucker Company has over 4,500 employees worldwide and distributes products in more than 45 countries.

    The J. M. Smucker Company Forward-Looking Language
    This press release contains forward-looking statements, including statements regarding estimates of future earnings and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, the ability to achieve the amount and timing of the estimated savings associated with the Multifoods acquisition, the timing and amount of capital expenditures and merger and integration costs, success and cost of new marketing and sales programs and strategies intended to promote growth in the Company's businesses, the ability to successfully implement price changes, particularly in the consumer oils and baking business, the Company's ability to effectively ramp up and manage capacity related to Uncrustables, the strength of commodity markets from which raw materials are procured and the related impact on costs, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.


                                The J. M. Smucker Company
                    Unaudited Condensed Consolidated Statements of Income

                                   Three Months Ended     Six Months Ended
                                       October 31,            October 31,
                                   2004        2003        2004        2003
                                 (Dollars in thousands, except per share data)

    Net sales                    $588,922    $374,203  $1,002,189    $713,379
    Cost of products sold         399,432     239,427     667,858     457,789
    Cost of products sold -
     restructuring                    609       1,806       1,262       3,194
    Gross Profit                  188,881     132,970     333,069     252,396
    Selling, distribution, and
     administrative expenses      115,279      78,775     206,105     153,496
    Other restructuring costs       1,166       1,301       3,521       3,126
    Merger and integration costs    3,970         -         6,733         -
    Operating Income               68,466      52,894     116,710      95,774
    Interest income                   667         738       1,385       1,101
    Interest expense               (5,782)     (1,618)    (10,205)     (3,541)
    Other income (expense) - net      784        (121)       (398)        363
    Income from Continuing
     Operations Before Income
     Taxes                         64,135      51,893     107,492      93,697
    Income taxes                   23,472      19,174      39,342      34,621
    Income from Continuing
     Operations                    40,663      32,719      68,150      59,076
    (Loss) gain on sale of
     discontinued operations,
     net of tax                    (3,641)        -         2,037         -
    Discontinued operations,
     net of tax                       983        (652)        666      (1,224)
    Net Income                    $38,005     $32,067     $70,853     $57,852

    Earnings per common share:
       Income from continuing
        operations                  $0.70       $0.66       $1.22       $1.19
       Discontinued operations      (0.05)      (0.02)       0.05       (0.03)
       Net income                   $0.65       $0.64       $1.27       $1.16

       Income from continuing
        operations - assuming
        dilution                    $0.69       $0.65       $1.20       $1.18
       Discontinued operations
        - assuming dilution         (0.04)      (0.01)       0.05       (0.03)
       Net income - assuming
        dilution                    $0.65       $0.64       $1.25       $1.15

    Dividends declared per
     common share                   $0.25       $0.23       $0.50       $0.46

    Weighted-average shares
     outstanding               58,184,654  49,784,767  56,007,967  49,729,588
    Weighted-average shares
     outstanding - assuming
     dilution                  58,815,490  50,301,060  56,663,220  50,215,444


                               The J. M. Smucker Company
                      Unaudited Condensed Consolidated Balance Sheets

                                                            October 31,
                                                       2004              2003
                                                       (Dollars in thousands)
    ASSETS
    Current Assets:
       Cash and cash equivalents                    $32,509           $56,797
       Trade receivables                            197,802           103,933
       Inventories                                  329,311           184,368
       Current assets of discontinued operations     39,726            33,029
       Other current assets                          21,506            48,303
          Total Current Assets                      620,854           426,430

    Property, Plant, and Equipment, Net             519,632           292,392

    Other Noncurrent Assets:
       Marketable securities                         63,474            46,204
       Other assets of discontinued operations       54,029            24,981
       Other noncurrent assets                    1,598,631           867,760
          Total Noncurrent Assets                 1,716,134           938,945
                                                 $2,856,620        $1,657,767
    LIABILITIES & SHAREHOLDERS' EQUITY
    Current Liabilities:
       Notes payable                                $80,994                $0
       Current portion of long-term debt             17,000                 0
       Accounts payable                             117,727            57,942
       Current liabilities of discontinued
        operations                                   22,439             6,191
       Other current liabilities                    220,681           100,134
          Total Current Liabilities                 458,841           164,267

    Noncurrent Liabilities:
       Long-term debt, net of current portion       433,040           135,000
       Other noncurrent liabilities of
        discontinued operations                          37               787
       Other noncurrent liabilities                 285,671           186,836
          Total Noncurrent Liabilities              718,748           322,623

    Shareholders' Equity, net                     1,679,031         1,170,877
                                                 $2,856,620        $1,657,767


                            The J. M. Smucker Company
                         Unaudited Financial Highlights

                                      Three Months Ended    Six Months Ended
                                           October 31,          October 31,
                                         2004      2003       2004       2003
                                 (Dollars in thousands, except per share data)

    Net sales                        $588,922  $374,203  $1,002,189  $713,379

    Net income and net income per
     common share:
        Net income                    $38,005   $32,067     $70,853   $57,852
        Net income per common share --
         assuming dilution              $0.65     $0.64       $1.25     $1.15

    Income and income per common
     share from continuing operations:
        Income                        $40,663   $32,719     $68,150   $59,076
        Income per common share --
         assuming dilution              $0.69     $0.65       $1.20     $1.18

    Income and income per common
     share from continuing operations
     before restructuring and merger
     and integration costs: (1)
        Income                        $44,305   $34,678     $75,451   $63,061
        Income per common share --
         assuming dilution              $0.75     $0.69       $1.33     $1.26

    (1)  Reconciliation to income
          from continuing operations:
        Income from continuing
         operations before income
         taxes                        $64,135   $51,893    $107,492   $93,697
        Merger and integration costs    3,970       -         6,733       -
        Cost of products sold -
         restructuring                    609     1,806       1,262     3,194
        Other restructuring costs       1,166     1,301       3,521     3,126

        Income from continuing
         operations before income
         taxes, restructuring, and
         merger and integration costs  69,880    55,000     119,008   100,017
        Income taxes                   25,575    20,322      43,557    36,956
        Income from continuing
         operations before
         restructuring and merger and
         integration costs            $44,305   $34,678     $75,451   $63,061

SOURCE  J. M. Smucker Company
    -0-                             11/19/2004
     /CONTACT: Investors, Mark R. Belgya, Vice President and Treasurer, or Media, Maribeth Badertscher, Manager, Corporate Communications of The J. M. Smucker Company, +1-330-682-3000/
    /Web site:  http://www.smuckers.com /
    (SJM)

CO:  J. M. Smucker Company
ST:  Ohio
IN:  FOD REA
SU:  ERN ERP CCA